SILVERBOW RESOURCES, INC.
2016 EQUITY INCENTIVE PLAN
CASH INCENTIVE AWARD AGREEMENT
OFFICERS

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Participant: [FIRSTNAME] [MIDDLENAME] [LASTNAME] (the “Participant”)

Grant Date:    [GRANT DATE] (the “Grant Date”)

Cash Incentive Award Amount: [$ AMOUNT]
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THIS CASH INCENTIVE AWARD AGREEMENT (this “Agreement”), dated as of the Grant Date specified above, is entered into by and between SilverBow Resources, Inc., a Delaware corporation (the “Company”), and the Participant specified above, pursuant to the SilverBow Resources, Inc. 2016 Equity Incentive Plan, as amended from time to time (the “Plan”), which is administered by the Committee; and
WHEREAS, it has been determined under the Plan that it would be in the best interests of the Company to grant the Cash Incentive Award provided herein to the Participant.
NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter set forth and for other good and valuable consideration, the parties hereto hereby mutually covenant and agree as follows:
1.Incorporation by Reference; Plan Document Receipt. This Agreement is subject in all respects to the terms and provisions of the Plan (including, without limitation, any amendments thereto adopted at any time and from time to time unless such amendments are expressly intended not to apply to the grant of the Cash Incentive Award hereunder), all of which terms and provisions are made a part of and incorporated in this Agreement as if they were each expressly set forth herein. Any capitalized term not defined in this Agreement shall have the same meaning as is ascribed thereto in the Plan. The Participant hereby acknowledges receipt of a true copy of the Plan and that the Participant has read the Plan carefully and fully understands its contents. In the event of any conflict between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall control.
2.Amendment to 2020 Cash Incentive Award. The Company and the Participant are parties to that certain Cash Incentive Award Grant Notice and Cash Incentive Award Agreement dated February 26, 2020 (collectively, the “2020 Agreement”). Pursuant to Section 12 of the 2020 Agreement, the 2020 Agreement is

hereby amended such that the 2021 Performance Goal (as defined in the 2020 Agreement) will be deemed satisfied at target and the 2021 Earned Cash Incentive Award (as defined in the 2020 Agreement) will be equal to 50% of the Target Cash Incentive Award (as defined in the 2020 Agreement)1, in each case, upon the Participant’s satisfaction of the service requirement set forth in the 2020 Agreement.
3.Grant of Cash Incentive Award. The Company hereby grants to the Participant, as of the Grant Date specified above, the Cash Incentive Award specified above. The Participant shall have no rights with respect to any portion of the Cash Incentive Award until such Cash Incentive Award (or portion of the Cash Incentive Award) is delivered to the Participant in accordance with Section 5.
4.Vesting.
(a)General. Except as otherwise provided in this Section 4, the Cash Incentive Award subject to this grant shall vest as follows:

Date	Portion of Cash Incentive Award Vested
[VEST DATE]	$[100% of Cash Incentive Award]

such that, for the avoidance of doubt, the Cash Incentive Award shall become vested as to 100% of the amount payable on [VEST DATE]; provided, that, the Participant remains continuously employed by or providing services to the Company or an Affiliate of the Company from the Grant Date through such vesting date. Continuous employment, or the continuous provision of services, shall not be considered interrupted or terminated in the case of transfers between locations of the Company and its Affiliates.
(b)Committee Discretion to Accelerate Vesting. Notwithstanding the foregoing, the Committee may, in its sole discretion, provide for accelerated vesting of the Cash Incentive Award at any time and for any reason.
(c)Acceleration of Vesting Following Termination of Employment and/or a Change of Control. The Participant shall have rights to acceleration of all unvested portions of this Cash Incentive Award underlying this Agreement following (a) certain termination events as provided for in Section 6(d) of Participant’s employment agreement and (b) a Change of Control as provided for in Section 3(e) of Participant’s employment agreement, and this award shall be considered an “equity award” and “Time RSU” for such purposes.
(d)Other Terminations. Except as otherwise set forth in this Agreement, all unvested portions of this Cash Incentive Award that would otherwise be due to the Participant shall immediately terminate and be forfeited upon the Participant’s Termination, without regard to any consulting or other arrangement entered into
11 For the avoidance of doubt, 50% of the total Target Cash Incentive Award (as defined in the 2020 Agreement), is equal to 100% of target performance for the 2021 Performance Period.

between the Participant and the Company or an Affiliate of the Company for services to be provided by the Participant following such Termination.
5.Delivery of Award.
(a)The Company shall deliver to the Participant the cash amount underlying the outstanding Cash Incentive Award within thirty (30) days following the vesting date. In no event shall the Participant be entitled to receive any amount with respect to any unvested or forfeited portion of the Cash Incentive Award.
(b)The Company’s obligations to the Participant with respect to the Cash Incentive Award will be satisfied in full upon the payment of the amount payable to the Participant under the Cash Incentive Award.
(c)In the event an amount becomes payable pursuant to this Section 5 on account of the termination of the Participant’s employment or service relationship due to death, or the Participant becomes entitled to receive an amount pursuant to this Section and the Participant dies prior to receiving any or all of the amounts to which the Participant is due, then the amounts payable pursuant to this Section 5 shall be made to the beneficiary or beneficiaries (which may include individuals, trusts or other legal entities) designated by the Participant on the Company’s beneficiary designation form filed with the Company prior to the Participant’s death (the “Beneficiary Designation Form”). If the Participant fails to designate a beneficiary or fails to file the Beneficiary Designation Form with the Company prior to the Participant’s death, such amounts shall be made to the Participant’s estate. If a named beneficiary entitled to receive payments pursuant to the Beneficiary Designation Form dies at a time when additional payments still remain to be paid, then and in any such event, such remaining payments shall be paid to the other primary beneficiary or beneficiaries named by the Participant who shall then be living or in existence, if any, otherwise to the contingent beneficiary or beneficiaries named by the Participant who shall then be living or in existence, if any; otherwise, to the estate of the Participant.
6.Plan Restrictions. The Participant acknowledges and agrees that the cash amounts granted under this Agreement and any payments received in settlement thereof, shall be subject to all applicable provisions of the Plan, including but not limited to the restrictions on transferability set forth in Section 14.6 of the Plan.
7.Entire Agreement; Amendment. This Agreement, together with the Plan, the 2020 Agreement (as herein amended), and, to the extent applicable, the Participant’s employment agreement with the Company, contains the entire agreement between the parties hereto with respect to the subject matter contained herein, and supersedes all prior agreements or prior understandings, whether written or oral, between the parties relating to such subject matter. The Committee shall have the right, in its sole discretion, to modify or amend this Agreement from time to time in accordance with and as provided in the Plan. This Agreement may also be modified or amended by a writing signed by both the Company and the Participant. The Company shall give written notice to the Participant of any such modification or amendment of this Agreement as soon as practicable after the adoption thereof.
8.Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to the principles of conflict of laws thereof.
9.Withholding of Tax. To the extent that the receipt, vesting or settlement of this Cash Incentive Award results in compensation income or wages to the Participant for federal, state, local and/or foreign tax purposes, the Company or a Subsidiary or Affiliate of the Company will withhold from the settlement of any vested Cash Incentive Award the amount necessary or appropriate to satisfy its withholding obligations.
10.No Right to Employment or Service. Nothing in this Agreement shall interfere with or limit in any way the right of the Company to terminate the Participant’s employment or service relationship at any time, for any reason and, to the extent applicable, with or without Cause. Any questions as to whether and when there has been a termination of such employment or service relationship and the cause of such termination shall be determined in the good faith of the Committee.
11.Notices. Any notice which may be required or permitted under this Agreement shall be in writing, and shall be delivered in person or via email transmission, overnight courier service or certified mail, return receipt requested, postage prepaid, properly addressed as follows:
(a)If such notice is to the Company, to the attention of the General Counsel of the Company or at such other address as the Company, by notice to the Participant, shall designate in writing from time to time.
(b)If such notice is to the Participant, at his/her address as shown on the Company’s records, or at such other address as the Participant, by notice to the Company, shall designate in writing from time to time.
12.Transfer of Personal Data. The Participant authorizes, agrees and unambiguously consents to the transmission by the Company (or any Subsidiary and/or Affiliate) of any personal data information related to the Cash Incentive Award awarded under this Agreement for legitimate business purposes (including, without limitation, the administration of the Plan). This authorization and consent is freely given by the Participant.
13.Compliance with Laws. This issuance of a Cash Incentive Award (and the amounts payable underlying the Cash Incentive Award) pursuant to this Agreement shall be subject to, and shall comply with, any applicable requirements of any foreign and U.S. federal and state laws, rules and regulations and any other law or regulation applicable thereto. The Company shall not be obligated to issue this Cash Incentive Award or any of the amounts payable pursuant to this Agreement if any such issuance would violate any such requirements. As a condition to the issuance of the Cash Incentive Award, upon delivery of the amounts payable underlying the Cash Incentive Award, the Company may require the Participant to satisfy any qualifications that may be necessary or appropriate to evidence compliance with any applicable law or regulation.
14.Section 409A. Notwithstanding anything herein or in the Plan to the contrary, the Cash Incentive Award is intended to be exempt from the applicable requirements of Section 409A of the Code and shall be limited, construed and interpreted in accordance with such intent.
15.Binding Agreement; Assignment. This Agreement shall inure to the benefit of, be binding upon, and be enforceable by the Company and its successors and assigns. The Participant shall not assign (except in accordance with Section 14.6 of the Plan) any part of this Agreement without the prior express written consent of the Company.
16.Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument. Delivery of an executed counterpart of this Agreement by portable document format (.pdf) attachment to electronic mail shall be effective as delivery of a manually executed counterpart of this Agreement.
17.Headings. The titles and headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.
18.Further Assurances. Each party hereto shall do and perform (or shall cause to be done and performed) all such further acts and shall execute and deliver all such other agreements, certificates, instruments and documents as either party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the Plan and the consummation of the transactions contemplated thereunder.
19.Severability. The invalidity or unenforceability of any provisions of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of any provision of this Agreement in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

SILVERBOW RESOURCES, INC.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

PARTICIPANT [[SIGNATURE]]
[[FIRSTNAME]] [[MIDDLENAME]] [[LASTNAME]]